FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions Announces Record First Quarter Results

 Company Reports 70% Increase in Revenues and EPS of $0.02; Company Reaffirms 2004
Full-year Guidance

Dallas, Texas, May 3, 2004 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today record financial results for its first quarter ended March 31, 2004.  The Company recorded first quarter revenues of approximately $6.7 million, a 70% increase versus $3.9 million for the year earlier period, and net income of $0.02 per share, versus $0.00 for the 2003 first quarter.  The Company generated $421,000 in net income and $655,000 in EBITDA ($438,000 of operating income plus $217,000 of depreciation and amortization) in the first quarter 2004 versus $14,000 in net income and $285,000 in EBITDA ($159,000 of operating income plus $126,000 of depreciation and amortization) for the prior period.  These financial results meet or exceed its previously announced earnings guidance.

The Company also re-affirmed its full year guidance for net income of $0.10 to $0.14 per share, before additional acquisitions.  Home Solutions' previously announced letter of intent to acquire a home warranty company is currently in the due diligence stage.

"We continue to deliver solid operating results, as we consolidate the specialty residential services niche," said Rick O'Brien, Chief Financial Officer of Home Solutions. "These results reflect full quarter operations for all acquisitions closed to date.  Our core businesses are performing as expected, and we continue to see significant acquisition opportunities in the near future, which we expect will be accretive to earnings.  By these results, we have demonstrated the synergies created by the platform we have developed as we seek attractive additional opportunities to consolidate the sector."

"In the span of a little more than a year, Home Solutions has developed its strategy from only a concept into a $30 million annual revenue corporation, providing California, Texas and Florida with niche services to the homeowner," said Frank Fradella, Chairman and CEO of Home Solutions.  "Best of all, this concept allows us to rapidly scale earnings, as our quarterly results demonstrate.  While we are pleased with our execution to date, we believe there are numerous attractive acquisition opportunities that will expand our platform further, allowing us to capitalize on the blueprint we have developed."

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services.  The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMcorp.com.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including ``anticipate,'' ``believe,'' ``intends,'' ``estimates,'' ``expect,'' and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.